Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 29, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations described in Note 2.3 as to which the date is September 5, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Adecoagro S.A.’s Current Report on Form 6-K dated September 6, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PRICE WATERHOUSE & CO. S.R.L.

by	/s/ Marcelo de Nicola (Partner)
Marcelo de Nicola

Buenos Aires, Argentina

September 23, 2013